Exhibit 99.1

Harrington West Announces the Results of Its Special Meeting of Shareholders Held on December 3, 2008

SOLVANG, Calif.--(BUSINESS WIRE)--December 4, 2008--Harrington West Financial Group, Inc., (Nasdaq: HWFG) , the holding company for Los Padres Bank, FSB and its division Harrington Bank, today announced that it received shareholder approval of both proposals at its Special Shareholder Meeting held last evening as follows:

1. Approval of an amendment to the certificate of incorporation to increase the authorized number of shares of common stock from 9,000,000 to 15,000,000 and preferred stock from 1,000,000 to 5,000,000.

2. Approval of the conversion of the Series A Preferred Stock into common stock, the issuance of common stock and the Series A Preferred stock in accordance with its terms, and the stock purchase agreement with Concordia Financial Services Fund L.P. (“Concordia”) as described in the proxy statement dated November 5, 2008.

The Concordia stock purchase agreement specifies that following this shareholder approval and within 5 days of receiving regulatory approval, Concordia will purchase 581,232 shares of common stock at $6.25 per share and 78,243 shares of non-cumulative, perpetual preferred stock at $25 per share with an 8% annual dividend, convertible into 4 shares of common stock ($6.25 conversion price), for $5.6 million in total gross proceeds. Concordia is awaiting the required regulatory approval, expected this month. On September 29, 2008, Concordia purchased 458,768 shares of common stock and 61,757 shares of Series A preferred stock for $4.4 million in gross proceeds, and other investors purchased 57,000 shares of the Series A preferred stock for $1.4 million in gross proceeds on the same terms as described herein.

Harrington West Financial Group, Inc. is a $1.2 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 17 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $182.7 million in assets under management or custody.

CONTACT:
Harrington West Financial Group, Inc.
For information contact:
Craig J. Cerny, 480-596-6555
or
For share transfer information contact:
Lisa Watkins, 805-688-6644